FOR IMMEDIATE RELEASE
ENERGY WEST, INC.
MONTANA CONSUMER COUNCIL RECOMMENDS DISALLOWANCE OF COSTS
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Great Falls, Montana, March 1, 2000

      ENERGY WEST, Incorporated's Montana Division currently has an application for recovery of approximately three million dollars of gas costs pending before the Montana Public Service MPSC (MPSC). In December, the MPSC provided interim relief in the amount of approximately 1.5 million dollars. The Montana Consumer Counsel (MCC) intervened in this proceeding and has discussed with EWM the contents of the Company's application. During this interaction, the Company became aware that the MCC was likely to recommend a disallowance of some portion of the gas cost for which EWM has requested recovery.

            On February 17, EWM received written testimony of the MCC which was filed with the MPSC that same day. The testimony included a recommendation for the MPSC to consider adjusting the recovery of gas costs contained in the Company's application. Recommended cost disallowances amount to $686,113 spread over three years, or $228,704 per year.

      The MCC also called the attention of the MPSC to an adjustment to the Company's case that could result in a further disallowance of $143,287 of the Company's request. However, it also acknowledges that the MPSC could permit recovery of this amount depending on the analysis employed.

      The Company has analyzed the testimony of the Montana Consumer Counsel and believes that it contains inconsistencies from previous recommendations in the Company's applications. It also believes that the MCC recommendation is based on errors made by that office in the preparation of its filed testimony. EWM intends to vigorously contest the recommendations made by the Counsel.

The hearing regarding this matter is scheduled to begin May 3, 2000, and a final decision from the MPSC is expected sometime this summer.

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For additional information or clarification please contact:

  Larry D. Geske, CEO and President, 406-791-7501, ldgeske@ewst.com Edward J. Bernica, Vice President, CFO and COO, 406-791-7543,
      ejbernica@ewst.com

Our toll-free number is 1-800-570-5688.   Our web address is www.ewst.com

Our address is P.O. Box 2229, Great Falls MT 59403-2229